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                                                                       Exhibit 4

                        TERMINATION OF VOTING TRUST AGREEMENT

    WHEREAS, each of the record owners of shares of common stock of Sunrise Resources, Inc., a Minnesota corporation (the "Corporation"), that are listed on
Schedule 1 hereto (the "Subject Share") and Peter J. King (the "Voting Trustee") entered into that certain Voting Trust Agreement dated September 26, 1996; and

    WHEREAS, the stock certificates evidencing the Subject Shares have not been transferred on the books of the Corporation into the name of the Voting Trustee; and

    WHEREAS, under paragraph 12 of the Voting Trust Agreement, the terms of the Agreement shall automatically terminate in the event that, inter alia, the Voting Trustee elects at any time to terminate this Agreement; and

    WHEREAS, the Voting Trustee believes that it is unnecessary to complete the implementation of the transfer of the Subject Shares to the Voting Trust Agreement;

    THEREFORE, pursuant to the power granted to the Voting Trustee under paragraph 12 of the Voting Trust Agreement, the undersigned Voting Trustee hereby elects to eliminate the Voting Trust Agreement ab initio.



Dated:  April 30, 1997                      /s/ Peter J. King
                                            -----------------
                                            Peter J. King, Voting Trustee


                                                                      Schedule 1

         Shareholders                         Number of Shares

         Peter J. King 1996 Grantor                   431,999
         Retained Annuity Trust

         William B. King Stock Trust                1,054,526

         Russell S. King Stock Trust                1,054,526

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